SUB-ITEM 77Q1(a)


WESTERN ASSET INTERMEDIATE MUNI FUND INC.

Attached please find the Articles of Amendment for the Registrant:






Articles of Amendment to the Articles of Incorporation filed on October 17, 2014 with the State of Maryland Department of
Assessments and Taxation.